As filed with the Securities and Exchange Commission on May 4, 2017.

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

CLEARFIELD, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1347235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(Address of principal executive offices and zip code)

____________________________

Clearfield, Inc. 2007 Stock Compensation Plan

(Full Title of the Plan)

____________________________

Copy to:
Cheryl Beranek	April Hamlin
Chief Executive Officer and President	Lindquist & Vennum LLP
Clearfield, Inc.	2000 IDS Center
7050 Winnetka Avenue North, Suite 100	80 South 8th Street
Brooklyn Park, Minnesota 55428	Minneapolis, Minnesota 55402
(763) 476-6866	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company) Emerging growth company [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$13.98	$13,980,000	$1,620.28

(1)	The shares registered by this registration statement are additional shares reserved for issuance under the Clearfield, Inc. 2007 Stock Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The NASDAQ Global Market on May 2, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Clearfield, Inc. (the “Company”) to register an additional 1,000,000 shares of its common stock authorized for issuance under the Clearfield, Inc. 2007 Stock Compensation Plan (the “2007 Plan”). On August 17, 2006, the shareholders of the Company adopted the 2007 Plan and reserved a maximum of 750,000 shares of common stock for issuance under the 2007 Plan. These shares are registered on a Form S-8 Registration Statement filed with the Securities and Exchange Commission on August 23, 2006 (File No. 333-136828). The Company filed a subsequent Form S-8 Registration Statement on June 6, 2008 to register an additional 750,000 shares (File No. 333-151504). The Company filed a subsequent Form S-8 Registration Statement on April 29, 2011 to register an additional 1,000,000 shares (File No. 333-173793). At the Company's annual meeting of shareholders held on February 23, 2017, the shareholders approved an increase in the number of shares reserved under the 2007 Plan from 2,500,000 to 3,500,000. The additional 1,000,000 shares are covered by this Registration Statement. Pursuant to General Instruction E of Form S-8, the contents of the earlier registration statements are incorporated herein by reference.

PART I

Pursuant to the note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement and documents containing the information specified in such Part I have been delivered to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2016 and March 31, 2017;

(c)	The Company’s Current Reports on Form 8-K filed on November 10, 2016, November 23, 2016, January 26, 2017, February 1, 2017, February 24, 2017 and April 27, 2017; and

(d)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 1987 (File No. 000-16106), including any amendment or report filed to update such description.

All documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4. Description of Securities.

The Company’s common stock is registered under Section 12 of the Exchange Act and, therefore, a description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subdivision 3 of the MBCA requires that the Company pay, upon written request, reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Article XII of the Company’s bylaws requires the Company to indemnify its present and former officers, directors, committee members, employees and agents for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the MBCA, as in effect from time to time.

The Company also maintains a director and officer liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Clearfield, Inc. 2007 Stock Compensation Plan, as amended through December 23, 2016 (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders held on February 23, 2017, filed with the Securities and Exchange Commission on January 10, 2017)
5.1	Opinion of Lindquist & Vennum LLP
23.1	Consent of Lindquist & Vennum LLP (included in Exhibit 5.1)
23.2	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn Park, State of Minnesota, on May 4, 2017.

CLEARFIELD, INC.

By	/s/ Cheryl Beranek
Cheryl Beranek, President and CEO

POWER OF ATTORNEY

The undersigned officers and directors of Clearfield, Inc. hereby constitute and appoint Cheryl Beranek and Daniel Herzog, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 4, 2017.

/s/ Cheryl Beranek	President, Chief Executive Officer (principal
Cheryl Beranek	executive officer) and Director

/s/ Daniel Herzog	Chief Financial Officer (principal financial
Daniel Herzog	and accounting officer)

/s/ Ronald G. Roth	Director
Ronald G. Roth

/s/ Patrick Goepel	Director
Patrick Goepel

/s/ Roger G. Harding	Director
Roger G. Harding

/s/ Charles N. Hayssen	Director
Charles N. Hayssen

/s/ Donald R. Hayward	Director
Donald R. Hayward